THE HENSSLER FINANCIAL GROUP

CODE OF ETHICS

HENSSLER ASSET MANAGEMENT, LLC

THE HENSSLER FUNDS, INC. G.W. HENSSLER & ASSOCIATES, LTD.

Henssler Asset Management, LLC (“HAM”), G.W. Henssler & Associates, Ltd. (“GWH”), and The Henssler Funds, Inc. (“HFI”) (hereinafter “HAM”, “GWH”, and “HFI” are collectively referred to as the “Firms”) have adopted the following policies and procedures. This Code of Ethics (hereinafter the “Code”) is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”) and Rule 17j-1 under the Investment Company Act of 1940 (the “Company Act”) and shall replace all previously adopted policies and procedures as they relate to the subject matter of the Code.

All Firm employees, managers, members, principals, directors and other affiliated persons are expected to study and understand the Code, and to initially upon employment or commencement of their affiliation and annually thereafter, agree to comply with the provisions of the Code, and to confirm such understanding and agreement in writing. The Firms require that all Associated Persons (as hereinafter defined) must act in accordance with all applicable Federal and State regulations governing registered investment advisory practices. Severe disciplinary actions, including dismissal, may be imposed for any intentional breaches this Code or any applicable law or regulation.

A director of a Reportable Fund (as defined in section 204A-1(e)(9) of the Advisers Act) who is not an “interested person” of the Reportable Fund within the meaning of section 2(a)(19) of the Company Act, and who would be required to make a report solely by reason of being a fund director, need not make an Initial Holdings Report or an Annual Holdings Report. Such director also need not make a Quarterly Transaction Report, unless the director knew or, in the ordinary course of fulfilling his or her duties as a fund director, should have known that during the 15-day period immediately before or after the director’s transaction in a Covered Security (as defined in section 17(j)-1(a)(4) of the Company Act), the fund purchased or sold the Covered Security, or the fund or its investment adviser considered purchasing or selling the Covered Security.

HAM and GWH, as Registered Investment Advisers, and all Associated Persons, have a fiduciary duty to at all times place the interests of the Firms’ clients, (hereinafter “Clients”) ahead of personal interests. The Code’s primary function is to provide a framework through which the Clients’ interests are duly protected. Accordingly, any Associated Person not in compliance with the Code shall be subject to such disciplinary action, including termination, as set forth in Appendix C.

No single Code can address every situation and circumstance that may arise to a conflict of interest. Every Associated Person is expected to be alert to such conflicts with Clients and is expected to comply with the spirit, as well as the letter of the Code.

I. DEFINITIONS

A.

Associated Person. Any officer, director, principal, member, manager, employee or other affiliated person of the Firms.

B.

Access Person. The Firms’ directors, officers, partners, and Investment Committee members, as well as any other Associated Person who:

1.

Has access to Nonpublic Information regarding any Client’s Securities Transactions (as hereinafter defined), or Nonpublic Information regarding the portfolio holdings of any Reportable Fund, or who is involved in making Securities Transactions recommendations to Clients, or who has access to such recommendations that are nonpublic;

2.

In connection with his or her regular functions or duties, makes, participates in or obtains information regarding a Reportable Fund’s Securities Transactions or whose functions relate to the making of any recommendations with respect to a Reportable Fund’s Securities Transactions;

3.

Obtains information concerning Securities Transactions recommendations made to a Reportable Fund with regard to the Securities Transactions by the Reportable Fund.

C.

Insider trading. Although not clearly defined in federal securities laws, the term “insider trading” is generally used to refer to the use of Material or Nonpublic Information to make decisions with respect to securities trading. You do not have to be an insider to possess inside information. In fact, prudent action would require that, in the event that any person begins to provide you with information that you suspect might be inside information, even if you do not intend to use that information to make trading decisions, you should stop the person from giving you the information. In the event that you suspect that you might have received non-public information, you should report this to the Chief Compliance Officer (the “CCO”) immediately, for the CCO to take such action as the CCO deems appropriate under the circumstances.

D.

Material Information. This is information for which there is a substantial likelihood that a reasonable investor would consider it to be important in making an investment decision.

E.

Nonpublic Information. Information is “nonpublic” if it has not yet been effectively communicated to the market place or is not generally available to a potential investor upon reasonable inquiry.

F.

Investment Committee. GWH and HAM have an Investment Committee consisting of Dr. Gene W. Henssler Ph.D., William G. Lako Jr., Troy Harmon and other staff members who regularly meet to discuss and review: (i) existing securities in the below-defined Model Portfolios (and their relative weights in the Models) as well as those they may wish to consider for the Models; and (ii) existing securities in The Henssler Equity Fund (“The Fund”) and other accounts managed by HAM (and their relative weights in The Fund and said accounts) as well those they may wish to consider for The Fund and those accounts.

G.

Model Portfolios. The Model Portfolios are sample portfolios made up of the securities, in the relative weightings that the Investment Committee deems appropriate.

H.

Stock Universe. A Stock Universe will be maintained by GWH’s Research Department. This list will include, but not be limited to, all securities that meet the criteria for inclusion into the Model Portfolio and which the Portfolio Committee is considering for inclusion in the Fund or a Model Portfolio. The Stock Universe shall further include all Covered Securities currently held in any Client account.

I.

Immediate Household. Your immediate household includes members of your immediate family sharing the same household, including without limitation, spouses, children (natural and adopted), parents and siblings.

J.

Managed Account(s). A Managed Account is deemed to be any account or portfolio of accounts where a signed management contract between you and a registered investment adviser is on file. The adviser will have discretion over these accounts and the transactions placed within the scope of this discretion shall not be subject to the personal securities restrictions contained in this Code.

K.

Automatic Investment Plan. An Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

L.

Non-Managed Account(s). A Non-Managed Account is deemed to be any account or portfolio of accounts that does not fall under the definition of Managed Account(s) set forth above. Transactions within these accounts are made on a non-discretionary basis and are subject to the personal securities restrictions contained in this Code.

M.

Monthly Trading/Block Trading. Such trading is done on a discretionary basis on behalf of Client accounts. Monthly trading is considered a form of block trading in which Clients who are dollar cost averaging into the market purchase securities on a set monthly basis. Block trading occurs when a change in the Model Portfolio has taken place and is then reflected in the Clients’ portfolios; or, when trades are placed for the benefit of a number of Client accounts at the same time.

N.

Security. For purposes of this code the term “Security” shall have the meaning set forth in Section 2(a)(36) of the Company Act, and Section 202(a)(18) of the Advisors Act. This definition of Security includes without limitation any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganzation certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call straddle option or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

O.

Securities Transactions.  The purchase and/or sale of any reportable Security.

P.

Covered Security. Investments in essentially all equity and debt instruments (including Securities as defined above), except for investments in: (1) Transactions and holdings in direct obligations of the Government of the United States; (2) Money market instruments— bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements or other high-quality short-term debt instruments; (3) Shares issued by money market funds; (4) Transactions and holdings in shares issued by open-end funds other than Reportable Funds; or (5) Transactions in shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds. These exceptions are referred to herein as the “Exempt Investments.”

Q.

Covered Account(s). Any account capable of holding a Covered Security in which an Access Person or an Associated Person has any direct or indirect beneficial interest or control, as well as any accounts held by members of an Access Person’s Immediate Household.

R.

Personal Securities Transactions. These include transactions of Covered Securities and/or transactions in Covered Accounts, over which an Access Person has direct or beneficial ownership or control, including the transactions of people in an Access Person’s Immediate Household.

S.

The Ethics Committee. The Ethics Committee shall meet as necessary to review the operation of this Code and to determine which employees are considered Access Persons, consider technical deviations from operational procedures, inadvertent oversights or any other potential violation of the Rules. The Committee consists of Christopher E. Reeves, CCO, William G. Lako Jr., Managing Director, and Stacy Haubenschild, Chief Operating Officer. The CCO currently serves as the Committee Chairman. The Committee’s composition may be changed from time-to-time and the Committee may seek input from other employees concerning matters related to this Code as they deem appropriate. Committee meetings are primarily intended for consideration of the compliance procedure’s general operation as well as for substantive or serious departures from the standards and procedures in the Rules. Other persons may attend a Committee meeting, at the discretion of the Committee, as the Committee shall deem appropriate. Any individual whose conduct has given rise to the meeting may also be called upon, but shall not have the right, to appear before the Committee. It is not required that minutes of Committee meetings be maintained; in lieu of minutes the Committee may issue a report describing any action taken. The report shall be included in the confidential file maintained by the CCO with respect to the particular employee whose conduct has been the subject of the meeting.

T.

Reportable Fund. A Reportable Fund is any fund that: (i) Any fund for which the Firm serves as an investment adviser as defined in section 2(a)(20) of the Investment Company Act of 1940 (15 U.S.C. 80a-2(a)(20)); or (ii) Any fund whose investment adviser or principal underwriter controls the Firm, is controlled by the Firm or is under common control with the Firm. For purposes of this section, control has the same meaning as it does in section 2(a)(9) of the Investment Company Act of 1940 (15 U.S.C. 80a-2(a)(9)).

U.

The Code is subject to change and modification by the appropriate Principals/Members/Directors of the Firms.

II. GENERAL PROVISIONS

A.

Associated Persons shall not engage in any professional conduct involving dishonesty, fraud, deceit or misrepresentation, or commit any act that reflects adversely on their honesty, trustworthiness, or professional competence. You are prohibited from any favoritism of one Client over another that would constitute a breach of fiduciary duty.

B.

You shall not undertake any independent practice, employment or otherwise, that could present a conflict of interest between yourself and any Client.

C.

You must obtain written approval before engaging in any outside employment.

D.

You must follow and adhere to the covenants and basic investment strategies employed by the Firms at all times.

E.

You shall not serve as a director on an outside board of directors without prior authorization from the CCO.

F.

You must not personally accept any gift or other benefit (including travel, lodging, meals and/or entertainment) of more than a de minimis value (generally $100) from any person or entity engaged in conducting any business with the Firms without the CCO’s prior approval.

G.

You should not make any political or charitable contributions in an effort to improperly influence the creation of a client relationship. You also agree to abide by the additional policies and procedures contained in the Henssler Financial Political Contributions Policy. Please refer to that document for additional information.

H.

You are required to abide by the Social Networking Policy and annual complete and submit via the Compliance Portal the required information pursuant to the Social Networking Policy as set forth therein.

I.

You shall follow the policies and procedures outlined in the Code with respect to Personal Securities Transactions, and the reporting thereof.

J.

You shall maintain the fiduciary principle that information concerning the identity or security holdings and financial circumstances of Clients are confidential. The Firms maintain physical, electronic and procedural safeguards to maintain the confidentiality of Client information. For more information refer to the Firms’ Compliance Manual and relevant policies and procedures.

K.

All oral and written statements, including those made to Clients, prospective clients, their representatives, or the media, must be professional, accurate, balanced and provide full and fair disclosure.

L.

Management will review at least annually the adequacy of the Code and the effectiveness of its implementation. Management will provide each Associated Person with a copy of the Code at least annually as well as any amendments or revisions via posting on the Firms’ intranet website. Associated Persons must annually provide written acknowledge of receipt and adherence to the Code and any amendments thereto through the Compliance Portal.

M.

You must report Code violations promptly to your supervisor or the CCO. Such reports will be treated confidentially to the extent permitted by law and investigated appropriately. Types of reports may include, but are not limited to, noncompliance with applicable laws, rules, and regulations; fraud or illegal acts involving any aspect of the Firm’s business; material misstatements in regulatory filings; internal books and records; improper Personal Securities Transactions (including pre-clearance violations); and breach of controls and procedures that safeguard Clients and the Firms.

III. PERSONAL SECURITIES TRANSACTIONS

The Firms and their Associated Person(s) may, for their own accounts, Purchase or sell securities identical to those recommended to Clients. Additionally, any Associated Person(s) may have an interest or position in certain other securities that may also be recommended to or owned by a Client. Clients’ interests must always come ahead of personal interests. As these situations may represent a potential conflict of interest, the Firms established the following procedures to protect Clients’ interests. These procedures apply to all Personal Securities Transactions of an Access Person and his/her Immediate Household. At the Firms’ discretion, exceptions may be granted in certain circumstances. The Firms are required to maintain and enforce the Code, including the review of each Access Person’s Personal Securities Transactions.

A.

All Access Persons’ Personal Securities Transactions, except those exempted herein, shall be subject to preclearance by the CCO. Trades requiring preclearance shall be submitted via the Compliance11 Personal Trading Portal (the “Compliance Portal”), or if unavailable, to the CCO’s attention via the Trade Request Form attached hereto as Appendix B. Upon review of the Trade Request the CCO will grant approval or denial of the trade request. Trades of the CCO requiring preclearance shall be pre-cleared by a Principal of the Firms. All trades requiring preclearance must be pre-cleared prior to the trade being placed. Preclearance approval is effective until the close of trading on the trading day following the date of preclearance. In the event that a trade is not executed during the approval window, the request must be resubmitted for the appropriate preclearance prior to the trade being executed.

1.

Trading Restrictions and Exemptions:

(a)

Managed Account: Any transaction placed as a direct result of managed discretion need not be pre-cleared. This includes any trades placed pursuant to an Automatic Investment Plan.

(b)

Non-Managed Account: Access Persons’ trades of Covered Securities held in a Non-Managed Account are subject to the pre-clearance procedures set forth herein.

(c)

Open-End Mutual Funds: Access Persons may purchase and sell open-end mutual fund shares provided the shares are held for a minimum of thirty (30) days.

(d)

Covered Securities Outside the Stock Universe: Access Persons may purchase and sell any Covered Security in a Covered Account without obtaining pre-clearance provided that: (1) the subject Covered Security is not within the Stock Universe; and (2) the Covered Security purchased is held for a minimum of thirty (30) days.

(e)

The De Minimis Exception: For Covered Securities falling within the Stock Universe, Access Persons may purchase and sell a Covered Security in a Covered Account without obtaining pre-clearance provided that: (1) The transaction must be for the purchase or sale of no more than 500 shares in any 30-day period; (2) The issuer of the Covered Security must have a market capitalization of at least $1 billion; and (3) the Covered Security purchased is held for a minimum of thirty (30) days.

B.

All Covered Accounts must be maintained at Charles Schwab & Co., Inc. (“Schwab”) and be linked to the Compliance Portal, unless written exception is received from the CCO or a Principal of the Firms, which may be granted or denied, in his or her sole discretion. If exception is not granted, the Covered Account(s) should be moved to Schwab within a reasonable period of time. Upon proper notification of the opening of a Covered Account by an Access Person, the CCO may send a standard letter to the holder of each Covered Account requesting duplicate copies of confirmations and monthly statements of each Access Person’s Covered Accounts. Copies of an Access Person’s trade confirmations for Covered Securities and statements for Covered Accounts may be utilized for reporting purposes provided that such materials include all information required by Rule 17j-1(d)(1)(ii) of the Company Act and/or Rule 204A-1(b)(1)(i) of the Advisors Act (the “Transaction Reporting Rules” such information is specifically delineated in Appendix A).

C.

Any Personal Securities Transaction effectuated by an Access Person pursuant to Section III. A. 1. (c), (d) or (e) above must be placed through the Compliance Portal. The Compliance Portal will not allow trades to be placed for Covered Securities within the Stock Universe, without preapproval, unless the trade request complies with a trading exception.

D.

It is the expressed policy of the Firms that no Access Person may knowingly purchase any security in advance of a transaction being implemented for its advisory accounts with the intention of benefiting from transactions placed on behalf of advisory accounts.

E.

You are prohibited from actively engaging in short-term trading (“day trading”) for profit. For purposes of this rule, a first-in, first-out rule will be applied, matching any requested security transaction against the previously purchased security lot. The CCO may grant exceptions on a case-by-case basis to the short-term trading prohibition under certain extraordinary circumstances.

F.

You are prohibited from acquiring any securities in any initial public offering without prior written authorization from the CCO.

G.

You are prohibited from acquiring any securities pursuant to a private placement without prior written authorization from the CCO.

H.

Your personal trading may be subject to cancellation should a conflict arise or due to violations of this Code. You will pay any fees and disgorge any profits resulting from a trade cancellation.

IV. REPORTING REQUIREMENTS

A.

The Initial Holdings Report. Within ten (10) days of their employment start date, each Access Person must provide to the CCO a list of all Covered Accounts and all Covered Securities held at the time of their hiring, including all information required by the Transaction Reporting Rules. The information provided must be current as of a date no more than 45 days prior to the date the information is submitted.

B.

The Quarterly Holdings Report. No later than 45 days after the end of a calendar quarter, all Access Persons must provide the CCO with a Quarterly Securities Transaction Report showing all personal securities transactions and must include all information required to be provided under the Transaction Reporting Rules.

C.

The Annual Holdings Report. Each year all Access Persons must provide to the CCO updated lists of their Covered Accounts and Covered Securities held at the close of the calendar year including all information required by the Transaction Reporting Rules. These lists must be provided by February 15th of the next calendar year and be current as of a date no more than 45 days prior to the date the information is submitted. In addition, all Access Persons will be required to sign a certificate of compliance each year, in a form substantially similar to the Annual Acknowledgment attached hereto as Appendix A (or through the Compliance Portal), verifying that they provided all required information to the Compliance Department and that they received and reviewed the Code, and complied with these rules and procedures contained herein.

D.

Each of the Initial, Quarterly and the Annual reporting requirements may be met by submitting the most recent duplicate account statement for each Covered Account, provided the duplicate statement includes all information required by the Transaction Reporting Rules. Additionally, all Covered Securities not held in a Covered Account must also be disclosed to the CCO in a form substantially similar to the Annual Holdings Report attached hereto as Appendix A. You are not required to report transactions in Exempt Investments. You are also not required to report any account over which you have no direct or indirect influence or control; provided, however, that the reporting requirements of this Code are applicable to securities held in Managed Accounts. Reporting exemptions may be granted for certain dividend reinvestment plans (DRIPs), stock purchase plans (DSPs), and other plans that do not involve the exercise of discretion over the selection of securities or timing of the investments. You must notify the CCO in a timely fashion of any new Covered Account(s) that are opened or closed.

E.

Each of the Initial, Quarterly, and the Annual Holdings Report, or any other representations, attestations or disclosures required by the Code may be satisfied by completing the appropriate Questionnaire/Attestation through the Compliance Portal, provided it includes the information required in the Transaction Reporting Rules within the times proscribed by the Code.

F.

Any Access Person not in observance of the above may be subject to disciplinary actions as outlined in Appendix C.

APPENDIX A

ANNUAL

ACKNOWLEDGEMENT

I hereby acknowledge receipt of the Firms’ Compliance Manual and Code of Ethics, as posted on the Intranet site, and agree to comply in all respects with the policies, procedures and guidelines contained therein or such other policies, procedures and guidelines as may apply.

The listing below, edited as necessary, accurately reflects all Covered Accounts owned currently by myself, any member of my Immediate Household, or any other person or entity in which I exercise trading discretion or may have a direct or indirect beneficial interest. Covered Securities not held within a Covered Account are listed separately.

I hereby acknowledge my responsibility to notify the CCO of any new Covered Accounts that may be established for myself, my Immediate Household, or any other person or entity in which I exercise trading discretion or may have a direct or indirect beneficial interest.

I own shares of The Henssler Equity Fund in my 401(k) account ☐ Yes ☐ No

Name	Account #

SIGNATURE

DATE

ANNUAL HOLDINGS REPORT

Please complete the following information with regard to all of your current security holdings* for you and your Immediate Household. Additionally, please provide your most recent account statement for each Covered Account showing all security holdings as of December 31st. Please sign, date and return to the CCO no later than February 15th of the following calendar year.

For securities not held in a Covered Account, please use the following space:

NAME OF SECURITY	TYPE OF SECURITY	TICKER SYMBOL/ CUSIP	NUMBER OF SHARES HELD	PRINCIPAL AMOUNT	CUSTODIAN

Signature

Date

Printed Name

Compliance Department Approval

* Transactions in the following need not be reported: (1) Transactions and holdings in direct obligations of the Government of the United States; (2) Money market instruments—bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements or other high-quality short-term debt instruments; (3) Shares issued by money market funds; (4) Transactions and holdings in shares issued by open-end funds other than Reportable Funds; or (5) Transactions in shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds. PLEASE NOTE, However, that all transactions and holdings in proprietary or affiliated mutual funds must be reported.

Transaction Reporting Rules

(1) Holdings reports. The Code requires Access Persons submit to the CCO a report of the Access Person’s current securities holdings with the following requirements:

(i) Content of holdings reports. Each holdings report must contain, at a minimum:

(A)

The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the Access Person has any direct or indirect beneficial ownership;

(B)

The name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and

(C)

The date the Access Person submits the report.

(ii) Timing of holdings reports. Your Access Persons must each submit a holdings report:

(A)

No later than 10 days after the person becomes an Access Person, and the information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person.

(B)

At least once each 12-month period thereafter, and the information must be current as of a date no more than 45 days prior to the date the report was submitted.

APPENDIX B

PERSONAL SECURITIES TRADE REQUEST FORM

I hereby request permission to ☐BUY ☐SELL (check one) the specified security in the company indicated below for my own account or other account in which I have a beneficial interest or legal title:

DATE

NAME

Name of Security	#of shares	Symbol	Broker

Please check all that apply:

•

I believe that the above listed transaction(s) is not prohibited by the Code of Ethics or the Policy and Procedures Designed to Detect and Prevent Insider Trading and to Govern Personal Securities Transactions to which I am subject.

•

To the best of my knowledge, this transaction(s) is not potentially harmful to any accounts or portfolios distributed, managed and/or serviced by the Firms, given the size of the transaction(s) compared to the existing market for such securities.

•

To the best of my knowledge, the requested transaction(s) will not result in a misuse of inside information or in any conflict of interest or impropriety with regard to any accounts or portfolios distributed, managed and/or serviced by the Firms; and

•

To the best of my knowledge the security(ies) indicated above is not being considered for purchase or sale by any accounts or portfolios distributed, managed and/or serviced by the Firms.

•

The security indicated above will be

acquired

sold (check one) in a private placement or is not of an issuer

•

publicly traded or registered with the SEC.

•

The proposed purchase of the above listed security, together with my current holdings, will result in my having a beneficial interest in more than 5% of the outstanding voting securities of the company. If this item is checked, state the beneficial interest you will have in the company’s voting securities after this purchase. _____________________

SIGNATURE

DATE

COMPLIANCE DEPARTMENT LOG IN

Compliance Department Approval

APPENDIX C

DISCIPLINARY POLICIES REGARDING THE CODE OF ETHICS

At the Firms’ management discretion, the following disciplinary actions will be administered to any Associated Person in violation of the Code of Ethics. In the event of an intentional breach of the Code, any Associated Person may be subject to immediate termination.

For purposes of this section, the Firms will consider only those violations of the Code that took place within five years prior to the violation subject to review. Any violation older than five years will be disregarded for purposes of the disciplinary provisions hereof.

Anytime an Associated Person violates the Code of Ethics, and the violation results in personal profit, at the Firms’ management discretion, the profits will be disgorged to the charity of the Firms’ choice, in a manner determined by the Firms.

•

In the instance of a first infraction, a notice of reprimand will be placed in the Associated Person’s file, and appropriate officers/directors will be notified.

•

In the instance of a second infraction, the Associated Person will be placed on one day’s suspension; that is, the Associated Person will be required to take a day without pay, within fourteen (14) business days of the offense, and notification will be made to the appropriate officers/directors.

•

In the instance of a third infraction, the Associated Person will be prohibited from any Personal Securities Transactions for a period of three (3) months, will be placed on one day’s suspension within fourteen (14) business days of the offense, and notification will be made to the appropriate officers/directors.

•

In the instance of a fourth infraction, the Associated Person may be terminated.

The Firms’ management will consult with legal counsel as to appropriate sanctions for directors in violation of the Code.

The Firms’ management will maintain a written record of violations and disciplinary actions taken, if any. This written record will also be reported to the Board of Directors of The Fund quarterly.

APPENDIX D

CODE OF CONDUCT

The Firms expect all Associated Persons to maintain the highest standard of personal conduct.

The Firms expect all Associated Persons to maintain the confidentiality of all information entrusted by a Client, to the fullest extent permitted by law.

The Firms expect all Associated Persons to serve the financial interest of Clients, and that all recommendations to Clients and decisions on behalf of Clients be solely in the best interests of the Client.

The Firms expect all Associated Persons to provide to Clients all requested information as well as other information they may need to make informed decisions. All Client inquiries shall be answered promptly, completely and truthfully.

The Firms expect all Associated Persons to discuss fully with each Client the services provided for the compensation received by the Firms. All financial relationships, direct or indirect between consultants, broker/dealers, plan officials and sponsors or others shall be fully disclosed.

The Firms expect all Associated Persons to comply fully with all statutory and regulatory requirements.